                                                                    EXHIBIT 10.7

                              SUBLEASE AGREEMENT
                              ------------------


    This Sublease Agreement (this "Sublease") is made this 31/st/ day of
                                                           ------
January, 2001 between Global Payment Systems, LLC, a Georgia limited liability
- -------
company ("Sublandlord"), and National Data Corporation, a Delaware corporation ("Subtenant").


                                R E C I T A L S
                                - - - - - - - -

    Duke Weeks Realty Corporation ("Landlord"), successor in interest to Duke Weeks Limited Partnership, as landlord, and Sublandlord, as tenant, are parties to that certain Lease Agreement dated December 18, 1997, for the lease of certain space (the "Premises") located in Building 482 of Westport Center, 2054 Westport Center Drive, Maryland Heights, Missouri (the "Building"), said lease having been amended by First Lease Amendment dated October 26, 1998 (as so amended the "Lease"; all capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Lease).

    Sublandlord and Subtenant desire to enter into this Sublease, pursuant to the terms of which Subtenant will lease from Sublandlord and Sublandlord will lease to Subtenant a portion of the Premises.

    NOW, THEREFORE, for and in consideration of Ten and No/100 Dollars ($10.00) and the mutual covenants and obligations set forth in this Sublease, Sublandlord and Subtenant do hereby agree as follows:

    1.   Subleased Premises.  Sublandlord does hereby lease to Subtenant, and
         ------------------
Subtenant leases and rents from Sublandlord, that portion of the Premises consisting of approximately 1,784 rentable square feet (1,784 rentable square feet being the agreed upon, conclusive square footage of the Subleased Premises for purposed hereof) as shown outlined and cross-hatched on the floor plan attached hereto as Exhibit A and incorporated herein by this referenced (the
                   ---------
"Subleased Premises"). The Subleased Premises are being leased by Sublandlord to Subtenant "AS IS" and Sublandlord shall not be obligated to construct any demising walls or make any improvements or alterations whatsoever with regard to the Subleased Premises. Subtenant shall not make any improvements or alterations to the Subleased Premises without Sublandlord's prior written consent.

    2.   Term.  The term of this Sublease ("Sublease Term") shall begin on the
         ----
1/st/ day of February, 2001 ( the "Commencement Date") and shall expire at 12:00
- -----        --------
midnight on the day immediately preceding the third (3rd) anniversary of the Commencement Date, unless the Lease or this Sublease is sooner terminated in accordance with the terms and conditions set forth therein or herein. Notwithstanding the foregoing, either party hereto may at any time terminate this Sublease by written notice to the other given one hundred eighty (180) days prior to the effective date of such termination.

    3.   Rent.  Commencing on the Commencement Date and continuing through and
         ----
including June 30, 2003 ("First Rent Period), Subtenant shall pay to Sublandlord a base rent ("Base Rent") of Sixteen and 27/100 Dollars ($16.27) per rentable square foot of the Subleased Premises per annum ($29,023.89). The Base Rent during the First Rent Period shall be payable by Subtenant to Sublandlord in advance in monthly installments of Two Thousand Four Hundred Eighteen and 66/100 Dollars ($2,418.66) each, which are due and payable on or before the first day of each calendar month during the First Rent Period with appropriate prorations for partial months. Commencing on July 1, 2003 and continuing through and including the remainder of the Sublease Term (the "Second Rent Period), Subtenant shall pay to Sublandlord a Base Rent of Seventeen and 85/100 Dollars ($17.85) per rentable square foot of the Subleased Premises per annum ($31,842.61). The Base Rent during the Second Rent Period shall be payable by Subtenant to Sublandlord in advance in monthly installments of Two Thousand Six Hundred Fifty-Three and 55/100 Dollars ($2,653.55) each, which are due and payable on or before the first day of each calendar month during the Second Rent Period with appropriate prorations for partial months. Throughout the Sublease Term, Subtenant shall also pay as additional rent hereunder ("Additional Rent")
(i) Subtenant's pro rata share (based on the rentable square footage of the Subleased Premises compared to the rentable square footage of the Premises) of
(a) all Common Area Charges, and (b) costs for outside vendors and service providers engaged by Sublandlord to provide janitorial, security or other services to the Premises as a whole, and (ii) any amounts due under the Lease for separate or other charges (such as excess electrical, overtime HVAC, damage expenses, etc.) and incurred at Subtenant's request or otherwise allocable or attributable to the Subleased Premises. All Additional Rent shall be payable by Subtenant to Sublandlord at the time and in the same manner such payments are due by Sublandlord under the Lease, or as otherwise reasonably required by Sublandlord from time to time. Base Rent and Additional Rent are referred to collectively in this Sublease as "Rent". Subtenant shall also pay all tax due with regard to the Rent pursuant to the laws of the State of Missouri.

    4.   Relationship to Lease.  This Sublease and all of Subtenant's rights
         ---------------------
hereunder are expressly subject to and subordinate to all of the terms of the Lease. Subtenant hereby acknowledges that it has received copies of the Lease and has read all of the terms and conditions thereof. Subtenant hereby agrees to assume all obligations of Sublandlord, as "Tenant" under the Lease, with respect to the Subleased Premises. All of the terms and conditions of the Lease are hereby incorporated into this Sublease by reference as if fully set forth herein and except that "Landlord" shall be read as "Sublandlord" and "Tenant" shall be read as "Subtenant"; provided, however, that (i) Subtenant hereby acknowledges that Subtenant shall look solely to Landlord for the performance of all the Landlord's obligations under the Lease and that Sublandlord shall not be obligated to provide any services to Subtenant or otherwise perform any obligations in connection with this Sublease, and (ii) Subtenant shall not be entitled to exercise (or to require Sublandlord to exercise) any right of first offer, right of first refusal, right to contest taxes, renewal option, purchase option, termination option, contraction option, expansion option or any such other right or option granted to Sublandlord as "Tenant" under the Lease. Subtenant acknowledges that any termination of the Lease will result in a termination of the Sublease.

    5.   Use.  Subtenant's use of the Subleased Premises shall be strictly in
         ---
accordance with the use provisions of the Lease.

    6.   Default.  Any act or omission by Subtenant that would constitute a
         -------
default under the Lease shall, subject to the same notice and cure provisions provided in the Lease, be deemed a default by Subtenant under this Sublease. In addition, any failure by Subtenant to pay Rent when due (and the continuance of such failure for five (5) days following notice from Sublandlord to Subtenant) or any failure by Subtenant to perform any other obligations required under this Sublease, shall be deemed a default hereunder. Any such default by Subtenant shall entitle Sublandlord to exercise any and all remedies available to Landlord under the Lease or any other remedies available at law or in equity under the laws of the State of Missouri.

    7.   Quiet Enjoyment.  Provided Subtenant has performed its obligations
         ---------------
hereunder, Subtenant shall have the quiet enjoyment of the Subleased Premises without interference by Sublandlord or anyone claiming by, through or under Sublandlord. Sublandlord shall comply with its obligations under the Lease. Sublandlord will use reasonable efforts to enforce Landlord's obligations under the Lease, but if Sublandlord chooses not to pursue an action to enforce any of Landlord's obligations but Sublandlord desires to enforce such obligations, Sublandlord will assign its rights to Subtenant and will cooperate with Subtenant's efforts to enforce such obligations so long as such enforcement efforts are at Subtenant's sole expense and Subtenant indemnifies Sublandlord from any damages, claims or expenses resulting from such enforcement effort or Sublandlord's cooperation therewith.

    8.   Insurance and Indemnities.  Subtenant hereby agrees to indemnify and
         -------------------------
hold Landlord and Sublandlord harmless, with regard to its leasing and use of Subleased Premises, to the same extent that Tenant is required to indemnify and hold Landlord harmless with respect to the Premises. Likewise, Subtenant hereby agrees to obtain and provide evidence satisfactory to Sublandlord, on or before the date of this Sublease, that Subtenant is carrying insurance in the same amounts and of the same types (including any required waiver of subrogation provisions or endorsements) required to be carried by Sublandlord, as "Tenant" under the Lease, with regard to the Premises.

    9.   Subleasing and Assignment.  Subtenant shall have no further right to
         -------------------------
sublease or assign its rights under this Sublease or its rights with regard to the Subleased Premises without the prior written consent of Sublandlord, which consent may be withheld in Sublandlord's sole discretion. Notwithstanding the foregoing, Subtenant may assign or sublet its rights and obligations under this Sublease without Sublandlord's prior consent to a successor corporation into which or with which Subtenant is merged or consolidated or which acquired all or substantially all of Subtenant's assets and property, provided that such successor corporation assumes substantially all of the obligations and liabilities of Subtenant hereunder.

    10.  Condition of Subleased Premises.  Upon the expiration or earlier
         -------------------------------
termination of this Sublease, Subtenant shall return the Subleased Premises to Sublandlord in the condition required by the Lease, normal wear and tear and damage by casualty or condemnation excepted.

    11.  Notices.  Notices by Sublandlord and Subtenant shall be given to each
         -------
other in the same manner provided by the Lease:

          Sublandlord:        Global Payment Systems, LLC
                              One National Data Plaza
                              Atlanta, Georgia 30329
                              Attention:  Real Estate Department

          With a copy to:     Global Payment Systems, LLC
                              One National Data Plaza
                              Atlanta, Georgia 30329
                              Attention:  General Counsel

          Subtenant:          National Data Corporation
                              Two National Data Plaza
                              Atlanta, Georgia 30329
                              Attention:  Real Estate Department

          With a copy to:     National Data Corporation
                              Two National Data Plaza
                              Atlanta, Georgia 30329
                              Attention:  General Counsel

    12.  Signs.  Subtenant shall have no right whatsoever to install any signs
         -----
in the Premises or the Building without the prior written consent of Sublandlord, which may be granted or withheld by Sublandlord in its sole discretion.

    13.  Miscellaneous.  This Sublease shall be governed by the laws of the
         -------------
State of Missouri. Time shall be of the essence with regard to the obligations under this Sublease. This Sublease supersedes all prior discussions and agreements between the parties and incorporates their entire Agreement.

         IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and seals, the day and year first above written.



                                   SUBLANDLORD:

                                   Global Payment Systems, LLC
                                   By: GPS Holdings LP, a member, by
                                   National Data Corporation, its General
                                   Partner

                                   By: /s/ Randolph L. M. Hutto
                                      ---------------------------------
                                    Name: Randolph L. M. Hutto
                                         ------------------------------
                                    Title: Chief Financial Officer
                                           ----------------------------


                      [Signatures continued on next page]

                                   SUBTENANT:

                                   National Data Corporation

                                   By: /s/ Randolph L. M. Hutto
                                      --------------------------------
                                   Name:Randolph L. M. Hutto
                                       -------------------------------
                                   Title: Chief Financial Officer
                                         -----------------------------

                               Landlord Consent
                               ----------------

     The undersigned, as Landlord under the Lease, does hereby consent to the within Sublease. Landlord does further agree to provide to Subtenant any notice of default by Sublandlord, as "Tenant" under the Lease, such notice to be delivered simultaneously with the notice provided to Sublandlord.

                                        Duke Weeks Realty Corporation

                                        By: /s/ Robert H. Johnson
                                           ---------------------------------
                                         Name:  Robert H. Johnson
                                         Title: Sr. Vice President

                                                    [CORPORATE SEAL]


     In no event shall Landlord's consent to this sublease be misconstrued to release Tenant from any or all of its obligations under the Lease.

                                                                       EXHIBIT A

                               MAP OF PREMISES